EXHIBIT 99.1

Red Robin Gourmet Burgers, Inc. Announces Board Changes

Following Completion of Refinancing

James C. Pappas and Christopher Martin step down from Board of Directors

Departures follow substantial completion of Red Robin’s refranchising program and new $115 million credit facility

ENGLEWOOD, Colo. – October 27, 2026 – Red Robin Gourmet Burgers, Inc. (NASDAQ: RRGB) (“Red Robin” or the “Company”), a casual dining restaurant chain serving an innovative selection of high-quality gourmet burgers in a family-friendly atmosphere, together with JCP Investment Management, LLC (“JCP”) and Jumana Capital (“Jumana”), today announced that James Pappas, Managing Member of JCP, and Chris Martin, Managing Director of Jumana, resigned from the Board of Directors of Red Robin, effective October 23, 2026. Pappas and Martin joined the Board in December 2024 in connection with an additional investment in Red Robin by Jumana and JCP. The strategic objectives behind that investment have now been substantially achieved.

In connection with the resignations, the Board will decrease to six directors, five of whom will be independent.

Since December 2024, Red Robin has meaningfully strengthened its operating and financial position under its First Choice Plan. The Company has refreshed its menu, deepened its leadership team, improved restaurant-level margins, and advanced its refranchising program by selling more than 100 Company-operated restaurants.

Earlier this month, these efforts enabled the Company to refinance its prior credit agreement with a new five-year, $115 million senior secured commercial bank credit facility led by JPMorgan Chase Bank, N.A. The new facility, consisting of a $90 million term loan and a $25 million revolving credit facility, carries meaningfully lower borrowing costs than the prior agreement and gives management greater flexibility to continue executing its First Choice Plan.

“When we invested in Red Robin, we saw an iconic brand with a clear opportunity to improve operations and strengthen the balance sheet,” said James Pappas and Chris Martin. “Dave Pace and his team have executed on that opportunity. The operational improvements and refranchising program culminated in a lower-cost commercial bank refinancing, which positions management to focus on growing the business rather than managing leverage.”

“On behalf of our management team and our Board, I want to express our appreciation for James and Chris and their contributions and collaboration in the boardroom and their unwavering confidence in the management team as we navigated a highly complex path to firming up our balance sheet and our financial foundation,” said Dave Pace, CEO and president of Red Robin.

Pappas and Martin continued, “This is the right time for us to step off the Board. We have great confidence in the leadership team and our fellow directors, and we believe Red Robin is well positioned to build on its momentum.”

Additional information can be found in the Company's Form 8-K filed today with the Securities and Exchange Commission.

About Red Robin Gourmet Burgers, Inc. (NASDAQ: RRGB)

Red Robin Gourmet Burgers, Inc. (www.redrobin.com), is a casual dining restaurant chain founded in 1969 that operates through its wholly owned subsidiary, Red Robin International, Inc., and under the trade name, Red Robin Gourmet Burgers and Brews. We believe nothing brings people together like burgers and fun around our table, and no one makes moments of connection over craveable food more memorable than Red Robin. We serve a variety of burgers and mainstream favorites to Guests of all ages in a casual, playful atmosphere. In addition to our many burger offerings, Red Robin serves a wide array of salads, appetizers, entrees, desserts, signature beverages and Donatos Pizza at select locations. It's easy to enjoy Red Robin anywhere with online ordering available for to-go, delivery and catering. Sign up for the royal treatment by joining Red Robin Royalty® today and enjoy Bottomless perks and delicious rewards across nearly 500 Red Robin locations in the United States and Canada, including those operating under franchise agreements. Red Robin… YUMMM®!

About Jumana Capital

Jumana Capital is a private investment firm focused on concentrated investments in middle-market companies.

About JCP Investment Management

JCP Investment Management, LLC is an investment firm headquartered in Houston, Texas, that engages in value-based investing across the capital structure. JCP follows an opportunistic approach to investing across equity, credit and distressed securities, primarily in North America.

Forward-Looking Statements

Forward-looking statements in this press release, including statements regarding the Company’s strategy under its First Choice Plan, growth and momentum expectations and opportunities, expected Board size, and all other statements that are not historical facts are made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on

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assumptions believed by the Company to be reasonable and speak only as of the date on which such statements are made. Without limiting the generality of the foregoing, words such as "expect," "believe," "anticipate," "intend," "plan," "project," "could," "should," "will," "outlook," or "estimate," or the negative or other variations thereof or comparable terminology are intended to identify forward-looking statements. Except as required by law, the Company undertakes no obligation to update such statements to reflect events or circumstances arising after such date and cautions investors not to place undue reliance on any such forward-looking statements. Forward-looking statements are subject to various risks and uncertainties that could cause actual results to differ materially from those described in the statements, including but not limited to the following: the possibility that the Company may not fully realize the projected benefits of the refranchising and refinancing transactions; business disruption following the transactions; the impact of the transactions on the Company’s relationships with employees, franchisees, suppliers, landlords, and other third parties; the adequacy of cash flows and the cost and availability of capital or credit facility borrowings; the ability to service debt and comply with credit facility covenants; costs associated with lease obligations, including potential contingent lease liability; changes in consumer behavior or preference; geographic concentration in the Western United States; and actions taken by franchisees that could harm the Company’s business or reputation. These factors should not be construed as exhaustive and should be read in conjunction with other cautionary statements and risk factors described from time to time in the Company’s Form 10-K, Form 10-Q, and Form 8-K reports (including all amendments to those reports) filed with the U.S. Securities and Exchange Commission.

For media relations questions:

Hannah Atteberry, Red Robin Gourmet Burgers, Inc.

media@redrobin.com

For investor relations questions:

investor@redrobin.com

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